UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2015

SocialPlay USA, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	46-4412037
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2532 Open Range Dr., Fort Worth TX 76177
(Address of principal executive offices)

(866) 281-1207
(Issuer’s telephone number)

Artesanias Corp. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On July 1, 2015, we issued a Convertible Promissory Note (the “Note”) to CMGT, Inc. (“CMGT”) in the amount of $35,000. The Note bears interest at a rate of ten percent (10%) per year, with the principal and accrued interest being due one year from the date of issue. We may prepay the Note in whole or in part without penalty. The Note is convertible at a price equal to sixty percent (60%) of the market price for our common stock, which is defined as the average of the lowest three closing bid prices for our common stock in the ten trading days preceding the conversion. The conversion price of the Note is also subject to adjustment in the event of certain stock issuances which are lower than the conversion price otherwise in effect at the time of the conversion. In addition, CMGT’s right to convert is limited such that no conversion can be made which would result in CMGT or its affiliates owning more than 4.99% of our issued and outstanding common stock following the conversion. This limit may be waived at CMGT option with 61 days’ prior notice. The foregoing is a summary of the material terms of the Note, and not a complete description of its contents. The Note, which is filed as Exhibit 10.1 hereto, should be reviewed in its entirety for additional information.

SECTION 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Our board of directors and a majority of our shareholders have approved an amendment to our Articles of Incorporation changing our name to “SocialPlay USA, Inc.” We have received notice from FINRA that the name change will take effect in the over-the-counter securities markets on July 7, 2015. As of the open of business on July 7, 2015, our common stock will have the following new CUSIP number and new trading symbol:

New CUSIP Number: 83362Q 100

New Trading Symbol: SPLY

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation
10.1	Convertible Promissory Note issued to CMGT, Inc. dated July 1, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SocialPlay USA, Inc.

/s/ Chitan Mistry

Chitan Mistry

Chief Executive Officer

Date: July 2, 2015

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